                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2172 DATED 19 JANUARY 2010

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
   CURRENTLY TOTALING A$3,905,104,000.00(A$806,638,000.00 INCLUDING BUY BACKS)

                           PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the U.S. Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                                     Queensland Treasury Corporation

    (ii)  Guarantor:                                  The Treasurer on behalf of the Government of
                                                      Queensland

    (iii) Commonwealth Guarantee:                     Applicable

    (iv)  Guarantee Eligibility Certificate Number:   QLDL00017

2.        Benchmark line:                             2013
                                                      (to be consolidated and form a single series with
                                                      QTC 6% Global A$Bonds due 14 August 2013, ISIN
                                                      US748305BD00)

3.        Specific Currency or Currencies:            AUD ("A$")

4.  (i)   Issue price:                                104.317%

    (ii)  Dealers' fees and commissions paid by       No fee or commission is payable in respect of the
          Issuer:                                     issue of the bond(s) described in these final
                                                      terms (which will constitute a "pricing
                                                      supplement" for purposes of any offers or sales in
                                                      the United States or to U.S. persons). Instead,
                                                      QTC pays fees and commissions in accordance with
                                                      the procedure described in the QTC Fixed Interest
                                                      Distribution Group Operational Guidelines.

5.        Specified Denominations:                    A$1,000

6.  (i)   Issue Date:                                 20 January 2010

    (ii)  Record Date (date on and from which         6 February / 6 August. Security will be
          security is Ex-interest):                   ex-interest on and from 7 February / 7 August.

    (iii) Interest Payment Dates:                     14 February / 14 August

7.        Maturity Date:                              14 August 2013

8.        Interest Basis:                             6 per cent Fixed Rate

9.        Redemption/Payment Basis:                   Redemption at par

10.       Change of Interest Basis or                 Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                        Senior and rank pari passu with other senior,
                                                      unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                    Senior and ranks pari passu with all its other
                                                      unsecured obligations

12.       Method of distribution:                     Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                        6 per cent per annum payable semi-annually in
                                                      arrears

    (ii)  Interest Payment Date(s):                   14 February and 14 August in each year up to and
                                                      including the Maturity Date

    (iii) Fixed Coupon Amount(s):                     A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive form)

    (iv)  Determination Date(s):                      Not Applicable

    (v)   Other terms relating to the method of        None
          calculating interest for Fixed Rate
          Bonds:

PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                    A$1,000 per bond of A$1,000 Specified Denomination

                                                      (NB: If the Final Redemption Amount is other than
                                                      100 per cent. of the nominal value the bonds will
                                                      be derivative securities for the purposes of the
                                                      Prospectus Directive and the requirements of Annex
                                                      XII to the Prospectus Directive Regulation will
                                                      apply and the Issuer will prepare and publish a
                                                      supplement to the Prospectus)

15.       Early Redemption Amount(s) payable on       Not Applicable
          redemption for taxation reasons or on
          event of default and/or the method of
          calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                              Permanent Global Note not exchangeable for
                                                      Definitive Bonds

17.       Additional Financial Centre(s) or other     Not Applicable
          special provisions relating to Payment
          Dates:

18.       Talons for future Coupons or Receipts to     No
          be attached to Definitive Bonds (and
          dates on which such Talons mature):

19.       Other terms or special conditions:          Not Applicable

                                                      (When adding any other final terms consideration
                                                      should be given as to whether such terms
                                                      constitute "significant new factors" and
                                                      consequently trigger the need for a supplement to
                                                      the Prospectus under Article 16 of the Prospectus
                                                      Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of       Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                   19 January 2010

    (iii) Stabilizing Manager(s) (if any):            Not Applicable

21.       If non-syndicated, name and address of      ABN AMRO Australia Limited
          relevant Dealer:                            ABN AMRO Tower
                                                      Cnr Philip and Bent Streets
                                                      Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules            TEFRA Not Applicable
          applicable or TEFRA rules not applicable:

23.       Non exempt Offer                            Not Applicable

                                                      (N.B. Consider any local regulatory requirements
                                                      necessary to be fulfilled so as to be able to
                                                      make a non-exempt offer in relevant
                                                      jurisdictions. No such offer should be made in
                                                      any relevant jurisdiction until those
                                                      requirements have been met. Non-exempt offers may
                                                      only be made into jurisdictions in which the base
                                                      prospectus (and any supplement) has been
                                                      notified/passported.)

24.       Additional selling restrictions:            Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B--OTHER INFORMATION

1.     LISTING AND ADMISSION TO TRADING               Bourse de Luxembourg.

       (i)  Listing

       (ii) Admission to trading:                     Application has been made by the Issuer (or on its
                                                      behalf) for the bonds to be admitted to trading on
                                                      the regulated market of the Bourse de Luxembourg
                                                      with effect from the Issue Date.

                                                      (Where documenting a fungible issue need to
                                                      indicate that original securities are already
                                                      admitted to trading.)

2.     RATINGS

       Ratings:                                       The bonds to be issued have been rated:
                                                      S&P:     AAA
                                                      Moody's: Aaa

                                                      An obligation rate 'AAA' by S&P has the highest
                                                      credit rating assigned by Standard & Poor's. The
                                                      obligor's capacity to meet its financial
                                                      commitment on the obligation is extremely strong.

                                                      Obligations rated 'AAA' by Moody's are judged to
                                                      be of the highest quality with minimal credit
                                                      risk.

                                                      A credit rating is not a recommendation to buy,
                                                      sell or hold securities and may be revised or
                                                      withdrawn by the rating agency at any time. Each
                                                      rating should be evaluated independently of any
                                                      other rating.

                                                      (The above disclosure should reflect the rating
                                                      allocated to bonds issued under the bond facility
                                                      generally or, where the issue has been
                                                      specifically rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests
[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                         See "Use of Proceeds" section in the prospectus
                                                      supplement--if reasons for offer different from
                                                      making profit and/or hedging certain risks will
                                                      need to include those reasons here.

(ii)   Estimated net proceeds:                        Not Applicable.

                                                      (If proceeds are intended for more than one use
                                                      will need to split out and present in order of
                                                      priority. If proceeds insufficient to fund all
                                                      proposed uses state amount and sources of other
                                                      funding.)

(iii)  Estimated total expenses:                      Not Applicable.

                                                      [Expenses are required to be broken down into each
                                                      principal intended "use" and presented in order of
                                                      priority of such "uses".]

5.     YIELD

       Indication of yield:                           5.46%

                                                      Calculated as 7 basis points less than the yield
                                                      on the equivalent A$ Domestic Bond issued by the
                                                      Issuer under its Domestic A$ Bond Facility on the
                                                      Trade Date.

                                                      The yield is calculated at the Trade Date on the
                                                      basis of the Issue Price. It is not an indication
                                                      of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                     US748305BD00

(ii)   Common Code:                                   014569359

(iii)  CUSIP Code:                                    748305BD0

(iv)   Any clearing system(s) other than Depositary   Not Applicable
       Trust Company, Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe anonyme and the
       relevant identification number(s):

(v)    Delivery:                                      Delivery free of payment

(vi)   Names and addresses of additional Paying       [   ]
       Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                                   Not applicable

(ii)   [Conditions to which the offer is subject;]    Not applicable

(iii)  [Description of the application process;]      Not applicable

(iv)   [Details of the minimum and/or maximum         Not applicable
       amount of application;]

(v)    [Description of possibility to reduce          Not applicable
       subscriptions and manner for refunding
       excess amount paid by applicants;]

(vi)   [Details of the method and time limits for     Not applicable
       paying up and delivering the bonds;]

(vii)  [Manner in and date on which results of the    Not applicable
       offer are to be made public;]

(viii) [Procedure for exercise of any right of        Not applicable
       pre-emption, negotiability of subscription
       rights and treatment of subscription rights
       not exercised;]

(ix)   [Categories of potential investors to which    Not applicable
       the bonds are offered and whether tranche(s)
       have been reserved for certain countries;]

(x)    [Process for notification to applicants of     Not applicable
       the amount allotted and the indication
       whether dealing may begin before
       notification is made;]

(xi)   [Amount of any expenses and taxes              Not applicable
       specifically charged to the subscriber or
       Purchaser;]

(xii)  [Name(s) and address(es), to the extent know   None
       to the  Issuer, of the placers in the
       various countries where the offer takes
       place.]